                                                                     Exhibit 8.2

                                  June 12, 1996



U.S. Healthcare, Inc.
980 Jolly Road
Blue Bell, Pennsylvania 19422

Ladies and Gentlemen:

         We have acted as counsel for U.S. Healthcare, Inc., a Pennsylvania corporation ("U.S. Healthcare"), in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 30, 1996 and amended by Amendment No. 1 dated as of May 30, 1996, by and among U.S. Healthcare, Aetna Life and Casualty Company, a Connecticut insurance corporation ("Aetna"), Aetna Inc., a Connecticut corporation ("Parent"), Antelope Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of Parent ("Aetna Sub"), and New Merger Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("U.S. Healthcare Sub"). The terms of the contemplated mergers involving Aetna and U.S. Healthcare (the "Mergers") are set forth in the Merger Agreement and described in the definitive proxy materials for U.S. Healthcare's 1996 annual shareholders' meeting
(the "Proxy Materials") filed with the Securities and Exchange Commission (the "Commission") on June 12, 1996 as part of the Registration Statement on Form
S-4 of Parent. The delivery of an opinion, in substantially the form hereof, is a condition to the obligations of U.S. Healthcare and Aetna to consummate the Mergers pursuant to Section 8.1(f) of the Merger Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement and in the Proxy Materials.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts,

U.S. Healthcare, Inc.
June 12, 1996
Page 2

information, covenants, statements and representations set forth in the Merger Agreement and the Proxy Materials and such other documents as we have deemed necessary or appropriate. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Merger Date.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such latter documents. We have also assumed that the Mergers will be consummated on the Merger Date in accordance with the terms of the Merger Agreement and as described in the Proxy Materials. In addition, our opinion is expressly conditioned on the following assumptions:

1. The managements of Parent, U.S. Healthcare and Aetna, respectively, do not have knowledge of any agreement, plan or intention on the part of any shareholder of Aetna or U.S. Healthcare to sell, exchange, or otherwise dispose of Parent stock received by such shareholders in the Mergers.

2. There is no plan or intention for Parent to issue additional stock following the Mergers, except for (i) issuance of shares under compensatory option plans and (ii) upon conversion of Parent Mandatorily Convertible Preferred Stock issued in the Mergers.

3. Aetna Sub and U.S. Healthcare Sub were each formed shortly prior to the execution of the Merger Agreement exclusively for purposes of effecting the

U.S. Healthcare, Inc.
June 12, 1996
Page 3

         transactions described in the Merger Agreement and have not been engaged in any business activity since their formation. At all times prior to the Mergers, Parent will own all of the outstanding stock of each of Aetna Sub and U.S. Healthcare Sub. Parent does not now own and has not owned any other assets, except for $2,000.00 which was contributed by Aetna and by U.S. Healthcare, and neither Aetna Sub nor U.S. Healthcare Sub owns or has owned any assets. None of Parent, Aetna Sub or U.S. Healthcare Sub has or had indebtedness or any other obligation to nor holds or held debt or other obligations of any other person.

4. There is no plan or intention for Parent or any affiliated corporations to redeem or to reacquire any of the Parent Common Stock or Parent Mandatorily Convertible Preferred Stock issued pursuant to the Mergers.

5. There is no plan or intention of Parent or its affiliates (a) to liquidate Parent, Aetna or U.S. Healthcare, (b) to merge, to liquidate or to consolidate Parent, Aetna or U.S. Healthcare, with or into any other corporation (including, without limitation, any affiliated corporation), (c) to sell, transfer, distribute, or otherwise dispose of the stock of Aetna, U.S. Healthcare, or their respective subsidiaries, or (d) to sell, transfer, distribute, or otherwise dispose of any of the assets of Aetna or U.S. Healthcare or their subsidiaries (other than in the ordinary course of business).

6. Parent will not transfer or otherwise contribute any of the U.S. Healthcare Stock that it receives in the U.S. Healthcare Sub Merger to Aetna without first obtaining a private letter ruling issued by the Internal Revenue Service which expressly holds that

U.S. Healthcare, Inc.
June 12, 1996
Page 4

         such transfer or contribution will not adversely affect whether the receipt of Parent Common Stock and Parent Mandatorily Convertible Preferred Stock by U.S. Healthcare shareholders pursuant to the U.S. Healthcare Sub Merger will constitute an exchange described in section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

7. The Excess Shares issued by Parent in connection with the Mergers will not exceed five percent of the total shares of Parent Common Stock and five percent of the total shares of Parent Mandatorily Convertible Preferred Stock issued in connection with the Mergers.

8. Parent will not be an investment company within the meaning of Treas. Reg. section 1.351-1(c)(1)(ii) and will not be a "personal service corporation" within the meaning of section 269A of the Code.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and such changes could apply retroactively. There can be no assurance that the Internal Revenue Service would not challenge the position stated in this opinion.

                                     OPINION

         Based upon and subject to the foregoing, we are of the opinion that under current law the transfer of U.S. Healthcare Stock by the shareholders of U.S. Healthcare to Parent pursuant to the U.S. Healthcare Sub

U.S. Healthcare, Inc.
June 12, 1996
Page 5

Merger in exchange for the U.S. Healthcare Merger Consideration will constitute a transfer described in section 351 of the Code. Accordingly, for U.S. federal income tax purposes:

         - U.S. Healthcare will not recognize any gain or loss as a result of the U.S. Healthcare Sub Merger.

         - U.S. Healthcare shareholders (other than shareholders who exercise and perfect dissenters' rights) will recognize gain (but not loss) measured by the lesser of (i) the excess, if any, of (x) the sum of the fair market value (on the Merger
                  Date) of the Parent Common Stock and Parent Mandatorily Convertible Preferred Stock and the Cash Consideration over
                  (y) the tax basis of their shares of U.S. Healthcare Stock and
                  (ii) the Cash Consideration.

         -        Such gain, if any, will be long-term capital gain if such U.S.
                  Healthcare Stock was held as a capital asset for more than one year at the time of the consummation of the Mergers.

         - The aggregate tax basis of the shares of Parent Common Stock and Parent Mandatorily Convertible Preferred Stock received by U.S. Healthcare shareholders, including the fractional shares deemed to be received, will be the same as the aggregate tax basis of the shares of U.S. Healthcare Stock exchanged therefor (i) increased by the gain recognized (as calculated above) and (ii) decreased by the Cash Consideration received. The aggregate tax basis will be allocated among a shareholder's Parent Common Stock and Parent Mandatorily Convertible Preferred Stock received in the U.S. Healthcare

U.S. Healthcare, Inc.
June 12, 1996
Page 6

                  Sub Merger, including fractional shares deemed to be received, in proportion to their fair market values (on the Merger
                  Date).

         - The holding period of the shares of Parent Common Stock and shares of Parent Mandatorily Convertible Preferred Stock received by U.S. Healthcare shareholders will include the holding period of the shares of U.S. Healthcare Stock surrendered therefor if such U.S. Healthcare Stock was held as a capital asset.

         - U.S. Healthcare shareholders who receive cash with respect to fractional shares will be treated as having received such fractional shares pursuant to the U.S. Healthcare Sub Merger and then as having sold those fractional shares in the market for cash. Such U.S. Healthcare shareholders will recognize gain or loss with respect to such fractional shares in an amount equal to the difference between the tax basis allocated to such fractional shares (as calculated above), and the cash received in respect thereof. Any such gain or loss will be capital gain or loss if such fractional shares are held as capital assets and will constitute long-term capital gain or loss if the holding period of such fractional shares (as determined above) exceeds one year.


                  Our opinion is based on existing facts and circumstances and is conditioned on representations to be made on the Merger Date by Aetna, U.S. Healthcare and Parent consistent with those assumed above. Except as set forth herein, we express no other opinion as to the tax consequences of the Mergers or any transactions related thereto. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written consent.

U.S. Healthcare, Inc.
June 12, 1996
Page 7

         We hereby consent to the use of our name in the sections of the Proxy Materials entitled "Certain Federal Income Tax Consequences" and "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-4 of Parent, in which the Proxy Materials are included. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Skadden, Arps, Slate Meagher & Flom